Exhibit 99

WYETH

2005 AMENDED AND RESTATED STOCK INCENTIVE PLAN

(Amended and Restated as of February 28, 2008)

Section 1. Purpose. The purpose of the 2005 Amended and Restated Stock Incentive Plan (amended and restated as of February 28, 2008) (the “Plan”) is to provide favorable opportunities for officers and other key employees of the Company and its Subsidiaries to acquire shares of Common Stock, in order to align their financial interests with those of the Company’s stockholders and incentivize these key individuals to maximize their efforts to contribute to the success of the Company and enhance the value of the Common Stock for the benefit of the Company’s stockholders. In addition, the Plan is intended to enhance the ability of the Company and its Subsidiaries to attract and retain individuals of exceptional skill upon whom, in large measure, the Company’s sustained progress, growth and profitability depend. The Plan is also designed to permit the granting of 162(m) Awards, thereby allowing the Company to deduct compensation awarded pursuant to these 162(m) Awards.

Section 2. Definitions. The following definitions shall be applicable throughout the Plan.

(a) “162(m) Awards” means Awards granted under the Plan which constitute “performance-based compensation” within the meaning of Section 162(m) of the Code.

(b) “Award” means an Option, Restricted Stock Award, Restricted Stock Unit Award, or other stock-based Award granted under the Plan.

(c) “Award Agreement” means an Option Agreement, Restricted Stock Agreement, Restricted Stock Unit Agreement or other written agreement between the Company and a Participant evidencing the terms and conditions of an Award granted under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means, unless the Board otherwise directs by resolution adopted prior thereto or, in the case of a particular Award, the applicable Award Agreement states otherwise, (i) a transaction whereby any “person” (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act) other than a Permitted Holder is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of either the outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally, (ii) during any period of two consecutive years, individuals who constitute the Board at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period or (iii) the liquidation or dissolution of the Company or a sale of all or substantially all of the assets of the Company. Unless otherwise determined by the Board by resolution adopted prior thereto, no merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally prior to said combination, own 50% or more of the resulting entity’s outstanding voting securities shall, by itself, be considered a Change in Control.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder, including any amendments or substitutions therefor subsequent to the adoption of the Plan.

(g) “Committee” means a committee appointed by the Board, consisting of two or more members of the Board, each of whom shall meet the requirements for (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” under the New York Stock Exchange listing rules and any other required independence standards.

(h) “Common Stock” means the common stock of the Company, par value $0.33 1/3 per share.

(i) “Company” means Wyeth, a Delaware Corporation.

(j) “Disability” means termination of the Participant’s full-time employment by reason of disability for purposes of at least one qualified retirement plan or long term disability plan maintained by the Company or its Subsidiaries in which the Participant participates or such Participant’s “permanent and total disability” within the meaning of Section 22(e)(3) of the Code; provided, however, that Disability of a Participant with respect to any incentive stock options held by such Participant means such Participant’s “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

(k) “Eligible Individuals” means officers and key employees of the Company and its Subsidiaries designated by the Committee.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means the closing price of the Common Stock on the Consolidated Transaction Reporting System on such date or if such date is not a trading day, on the most recent trading day prior to such date.

(n) “Option” means a conditional right, granted to a Participant under Sections 3 and 7 hereof, to purchase Common Stock at a specified price during a specified time period.

(o) “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant.

(p) “Option Price” means the per-share exercise price applicable to an Option.

(q) “Participant” means an Eligible Individual who has been granted an Award under the Plan, which Award remains outstanding.

(r) “Permitted Holder” means (i) the Company, (ii) any corporation, partnership, trust or other entity controlled by the Company and (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any such controlled entity.

(s) “Plan” shall have the meaning set forth in Section 1.

(t) “Recoupment Policy” means the Board’s Policy on Recoupment of Performance-Based Compensation in Restatement Situations, as may be amended from time to time.

(u) “Restricted Stock” means Common Stock granted to a Participant under Section 8 hereof that are subject to certain restrictions and to a risk of forfeiture.

(v) “Restricted Stock Unit” means an unfunded right, granted to a Participant under Section 8 hereof, to receive Common Stock in the future, which right is subject to certain restrictions and to a risk of forfeiture.

(w) “Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Award.

(x) “Restricted Stock Unit Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Unit Award.

(y) “Retirement” means termination of a Participant’s employment on or after the earliest retirement age under any qualified retirement plan of the Company or its Subsidiaries which covers the Participant, or age 55 with 5 continuous years of employment if there is no such plan, or, to the extent necessary under applicable local law, such other meaning adopted by the Committee and set forth in the applicable Award Agreement; provided, however, that if a Participant engages in gross misconduct while employed with Wyeth or any Subsidiary, as determined by the Committee, or its designee, in its sole discretion, no termination of such Participant’s employment shall be deemed a “Retirement,” regardless of such Participant’s age and years service on the date of his or her termination of employment.

(z) “Section 409A Compliance” shall have the meaning set forth in Section 8(a).

(aa) “Subsidiary” shall have the meaning ascribed to such term in Section 424 of the Code.

Section 3. Awards. Pursuant to the Plan, Options, Restricted Stock, Restricted Stock Units, and other stock-based Awards may be granted to Eligible Individuals by the Company. Options granted under the Plan may be either incentive stock options, as defined in Section 422(b) of the Code, herein referred to as “incentive stock options,” or options which do not meet the requirements of Section 422(b) of the Code, herein referred to as “non-qualified stock options.” It is intended, except as otherwise provided herein, that incentive stock options may be granted under the Plan and that such incentive stock options shall conform to the requirements of Sections 422 and 424 of the Code and to the provisions of this Plan and shall otherwise be as determined by the Committee.

Section 4. Administration. The Plan shall be administered by the Committee. The Committee shall have full authority to grant Options, Restricted Stock, Restricted Stock Units, and other Awards in its discretion, to interpret the Plan and to make such rules and regulations and establish such procedures as it deems appropriate for the administration of the Plan, taking into consideration the recommendations of the Company’s management. The decisions of the Committee shall be binding and conclusive for all purposes and upon all persons unless and except to the extent that the Board shall have previously directed that all or specified types of decisions of the Committee shall be subject to approval by the Board. Notwithstanding the foregoing and anything else in the Plan to the contrary, the Committee, in its sole discretion, may delegate the Committee’s authority and duties under the Plan to the Chief Executive Officer of the Company, or to any other employee or committee of employees of the Company, in either case to the extent permitted under applicable law, under such conditions and limitations as the Board or the Committee, as applicable, may from time to time establish, except that only the Committee may make any determinations regarding Awards to Eligible Individuals who are subject to Section 16 of the Exchange Act or Section 162(m) of the Code or which by law may not be delegated. The Committee shall take into account compliance with Section 409A of the Code in connection with the grant and administration of Awards, to the extent applicable.

Section 5. Number of Shares. Subject to Section 10 below, the total number of shares which may be issued under the Plan shall not exceed 95,000,000 shares of Common Stock, all of which may be issued pursuant to incentive stock options and up to 21,000,000 shares of which may be issued as Restricted Stock, Restricted Stock Unit or other full value stock-based Awards. The total number of shares subject to Options intended to be 162(m) Awards that may be granted under the Plan to any Participant during any one fiscal year of the Company shall not exceed the total number of shares reserved for issuance hereunder. The total number of shares subject to Restricted Stock and Restricted Stock Unit Awards intended to be 162(m) Awards that may be granted under the Plan to any Eligible Individual during any one fiscal year of the Company shall not exceed 600,000, and the maximum number of shares that could be issued in respect of such 162(m) Awards to any such Eligible Individual shall be two times that limit. The shares may be authorized and unissued or previously issued and reacquired shares, as the Board from time to time may determine. Shares with respect to which Options are not exercised prior to termination of the Option, or that are part of a Restricted Stock or Restricted Stock Unit Award that is forfeited before the restrictions lapse, shall again be available for issuance pursuant to Options, Restricted Stock, Restricted Stock Unit Awards and other Awards granted thereafter under the Plan, to the fullest extent permitted by law.

Section 6. Participation. The Committee may, from time to time, grant Options, Restricted Stock, Restricted Stock Units, and other Awards to Eligible Individuals and shall determine the terms and conditions of such Awards and the number of shares of Common Stock subject to each grant.

Section 7. Terms and Conditions of Options. The terms and conditions of each Option shall be set forth in an Option Agreement. Such terms and conditions shall include the following as well as such other provisions, not inconsistent with the Plan, as may be deemed advisable by the Committee:

(a) Number of Shares. The number of shares subject to the Option.

(b) Option Price. The Option Price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted. Once granted, except as provided in Section 10, the Option Price of outstanding Options may not be reduced, whether by repricing, exchange or otherwise.

(c) Date of Grant. The date of grant of an Option shall be the date when the Committee meets and awards such Option, or such later date as the Committee shall designate.

(d) Payment. The Option Price multiplied by the number of shares to be purchased by exercise of an Option shall be paid upon the exercise thereof. Unless the terms of an Option provide to the contrary, upon exercise, the aggregate Option Price shall be payable (i) in cash equal to such aggregate Option Price, (ii) in shares of Common Stock owned by the Participant having an aggregate Fair Market Value on the day immediately preceding the date of exercise at least equal to such aggregate Option Price, (iii) a combination of the above methods, or (iv) by any other means approved by the Committee, including under any approved cashless exercise mechanism. Payment of the aggregate Option Price shall be made and received by the Company prior to the delivery of the shares as to which the Option was exercised. The right to deliver, in full or partial payment of the Option Price, any consideration other than cash shall be limited to such frequency as the Committee shall determine in its absolute discretion. A Participant shall have none of the rights of a stockholder with respect to an Option until the shares of Common Stock underlying such Option are issued to him or her. In order to be validly exercised, the aggregate Option Price and all necessary exercise documentation must be submitted to the Company or its designated agent not later than the close of trading on the date of expiration of the Option or, if such date is not a trading day, the close of trading on the last trading day prior to the date of expiration of the Option.

(e) Term of Options. Each Option granted pursuant to the Plan shall be for the term specified in the applicable Option Agreement; provided that no Option granted hereunder shall be exercisable on or after the tenth anniversary of the date of grant.

(f) Exercise of Option. Unless otherwise provided in the applicable Option Agreement, (i) no Option granted under the Plan may be exercisable earlier than the later of (A) one year from the date of grant (other than as provided in Section 7(g) below on account of death, Disability, or Retirement) or (B) the date on which the Participant completes two years of continuous employment with the Company or one or more of its

Subsidiaries, and (ii) in the event of a Participant’s death, Retirement or Disability, any Options held by such Participant shall become fully vested and exercisable on his or her Retirement date, the date his or her employment terminates on account of Disability or the date of his or her death, provided he or she has been in the continuous employment of the Company or one or more of its Subsidiaries for at least two years at such time. No Option may be exercised after it is terminated as provided in subsection (g) of this Section 7, and no Option may be exercised unless the Participant is then employed by the Company or any of its Subsidiaries and shall have been continuously employed by the Company or one or more of such Subsidiaries since the date of the grant of his or her Option, except as provided in subsection (g) of this Section 7. Non-qualified stock options and incentive stock options may be exercised regardless of whether other Options granted to the Participant pursuant to the Plan are outstanding or whether other stock options granted to the Participant pursuant to any other plan are outstanding.

(g) Termination of Options. Unless otherwise provided in the applicable Option Agreement, an Option, to the extent not validly exercised, shall terminate at the end of its stated term or, if earlier, upon the occurrence of the first of the following events:

(i) Three (3) months following (A) Retirement (but only with respect to incentive stock options) or (B) termination by the Company or one of its Subsidiaries of the Participant’s employment for any reason other than in the case of death, Disability, or deliberate gross misconduct determined in the sole discretion of the Committee or its designee, during which three month period the Option may be exercised by the Participant to the extent the Participant was entitled to exercise it at the time of such termination;

(ii) One year after termination of the Participant’s employment by reason of death or Disability (but, in either case, only with respect to incentive stock options), during which period the Option may be exercised by the Participant, or the Participant’s legal representative or legatee (or such other person designated by an appropriate court as the person entitled to exercise such Option), as applicable, to the extent the Participant was entitled to exercise it at the time of his or her death or Disability;

(iii) Concurrently with the time of termination by the Company or one of its Subsidiaries of the Participant’s employment for deliberate gross misconduct determined in the sole discretion of the Committee or its designee (for purposes only of this subparagraph (iii) an Option shall be deemed to be exercised when the Participant has received the stock certificate (or valid instructions in the case of delivery of uncertificated shares) representing the shares for which the Option was exercised); or

(iv) Concurrently with the time of a Participant’s voluntary termination of his or her employment with the Company or one of its Subsidiaries for reasons other than Retirement or Disability.

For the avoidance of doubt, following a Participant’s termination of employment on account of death, Disability, or Retirement, a vested Option (that is not an incentive stock option) shall remain exercisable until the expiration of the term of such Option, during which period the Option may be exercised by the Participant, or the Participant’s legal representative or legatee (or such other person designated by an appropriate court as the person entitled to exercise such Option), as applicable, to the extent the Participant was entitled to exercise it at the time of his or her death or Disability. Notwithstanding the above, unless otherwise provided in the applicable Option Agreement, no Option shall be exercisable after termination of employment unless the Participant shall have, for the entire time period during which the Participant was employed by the Company or one of its Subsidiaries, and at all times thereafter, (a) refrained from becoming or serving as an officer, director, partner or employee of any individual proprietorship, partnership or corporation, or the owner of a business, or a member of a partnership which conducts a business in competition with the Company or renders a service (including without limitation, advertising agencies and business consultants) to competitors with any portion of the business of the Company, (b) made himself or herself available, if so requested by the Company, at reasonable times and upon a reasonable basis to consult with, supply information to, and otherwise cooperate with, the Company and (c) refrained from engaging in deliberate action which causes substantial harm to the interests of the Company or, if occurring before termination of employment, would have otherwise constituted deliberate gross misconduct for purposes of Section 7(g)(iii), in each case, as determined in the sole judgment of the Committee or its designee. If these conditions are not fulfilled, the Participant shall forfeit all rights to any unexercised Option as of the date of the breach of the condition.

(h) Recoupment Policy. To the extent that a Participant is serving, or has served at any time during his or her employment, as a Senior Executive (as such term is defined in the Recoupment Policy), such Participant’s Options shall be subject to the Recoupment Policy.

(i) Non-transferability of Options. Options shall not be transferable by the Participant other than by will or the laws of descent and distribution, and Options shall during his or her lifetime be exercisable only by the Participant; provided, however, that the Committee may, in its sole discretion, allow for transfer of Options (other than incentive stock options, unless such transferability would not adversely affect incentive stock option tax treatment) but only for estate planning purposes.

(j) Limitation on Incentive Stock Options. To the extent that the aggregate Fair Market Value of the Common Stock, determined at the time of grant, with respect to which incentive stock options granted under this or any other Plan of the Company are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be permitted under the Code, such excess incentive stock options shall be treated as non-qualified stock options.

Notwithstanding anything in the Plan to the contrary, any incentive stock option granted to any Participant who, at the time of grant, is the owner, directly or indirectly, of stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary thereof, shall (i) have a term not exceeding five years from the date of grant and (ii) shall have an Option Price of not less than 110% of the Fair Market Value of the Common Stock on the date the incentive stock option is granted.

Section 8. Restricted Stock and Restricted Stock Unit Awards. The Committee may, in its sole discretion, from time to time, make awards of Restricted Stock and Restricted Stock Units to Participants in such quantity, and on such terms, conditions and restrictions (whether based on performance standards, periods of service or otherwise) as the Committee shall establish. Notwithstanding the foregoing sentence, any Restricted Stock or Restricted Stock Unit Award that is intended to be a 162(m) Award shall be subject to restrictions based on performance standards related to earnings, adjusted earnings or net income per share of Common Stock, price per share of Common Stock, return on equity or total shareholder return of Common Stock, pre-tax profits, return on assets or invested capital, sales, operating income, cash flow measures, operating or profit margins, working capital measures, market share, income before taxes, net income, adjusted net income, revenue, cost reductions or any combination of the foregoing. Such performance goals may be based on the achievement of specified levels of Company performance or performance of one or more divisions or Subsidiaries of the Company or performance relative to the performance of other corporations. The terms, conditions and restrictions of any Restricted Stock or Restricted Stock Unit Award, including 162(m) Awards, made under this Plan shall be set forth in a Restricted Stock Agreement or Restricted Stock Unit Agreement, as applicable. The Committee retains the right to increase or decrease the amount of a Restricted Stock or Restricted Stock Unit Award based on the degree to which any performance goals are attained; provided, however, that with respect to a 162(m) Award, the Committee may not increase the amount of such Award, but may reduce the amount of such Award in its discretion below the maximum amount that could be paid.

(a) Issuance of Restricted Stock and Restricted Stock Units. The Committee shall determine the manner in which Restricted Stock and Restricted Stock Units shall be held during the period they are subject to restrictions. Unless otherwise provided in the applicable Restricted Stock Agreement or Restricted Stock Unit Agreement, (i) no Restricted Stock or Restricted Stock Units granted under the Plan may vest earlier than the later of (A) one year from the date of grant or (other than as provided in Section 8(g)) or (B) the date on which the Participant completes two years of continuous employment with the Company or one or more of its Subsidiaries. The Committee shall not have the discretionary authority to accelerate or delay issuance of shares underlying Awards that constitute a deferral of compensation within the meaning of Section 409A of the Code, except to the extent that such acceleration or delay may, in the determination of the Committee, be effected in a manner that will not cause any person to incur taxes, interest or penalties under Section 409A of the Code (“Section 409A Compliance”).

(b) Stockholder Rights. Beginning on the date of grant of the Restricted Stock or Restricted Stock Unit Award and subject to the execution of the applicable Restricted Stock Agreement or Restricted Stock Unit Agreement by a Participant and subject to the terms, conditions and restrictions of the applicable Restricted Stock Agreement or Restricted Stock Unit Agreement, the Committee shall determine to what extent the Participant has the rights of a stockholder of the Company including, but not limited to, whether the Participant has the right to vote the shares or to receive dividends or dividend equivalents.

(c) Restriction on Transferability. No Restricted Stock or Restricted Stock Unit Award may be assigned or transferred, pledged or sold prior to the date the restrictions thereon lapse; provided, however, that the Committee may, in its sole discretion, allow for transfer of a Restricted Stock or Restricted Stock Unit Award but only for estate planning purposes.

(d) Delivery of Shares. Upon the satisfaction of the terms, conditions and restrictions contained in the applicable Restricted Stock Agreement or Restricted Stock Unit Agreement or as otherwise determined by the Committee, the Company shall deliver, as soon as practicable, to the Participant (or permitted transferee), a stock certificate (or proper crediting in uncertificated shares) for the appropriate number of shares of Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law.

(e) Forfeiture of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the applicable Restricted Stock Agreement or Restricted Stock Unit Agreement and subject to Section 8(g), all of the shares with respect to a Restricted Stock or Restricted Stock Unit Award shall be forfeited and all rights of the Participant with respect to such shares or units shall terminate unless the Participant continues to be employed by the Company or its Subsidiaries until the expiration of the forfeiture period and the satisfaction of any other conditions set forth in the applicable Restricted Stock or Restricted Stock Unit Agreement. In addition, with respect to Restricted Stock and Restricted Stock Unit Awards that are subject to performance conditions, and unless otherwise provided in the applicable Restricted Stock Agreement or Restricted Stock Unit Agreement, unless a Participant has, for the entire time period during which the Participant was employed by the Company or one of its subsidiaries, and at all times thereafter, (a) refrained from becoming or serving as an officer, director, partner or employee of any individual proprietorship, partnership or corporation, or the owner of a business, or a member of a partnership which conducts a business in competition with the Company or renders a service (including without limitation, advertising agencies and business consultants) to competitors with any portion of the business of the Company, (b) made himself or herself available, if so requested by the Company, at reasonable times and upon a reasonable basis to consult with, supply information to, and otherwise cooperate with, the Company and (c) refrained from engaging in deliberate action which causes substantial harm to the interests of the Company or, if occurring before termination of employment, would have otherwise constituted deliberate gross misconduct for purposes of Section 7(g)(iii), in each case, as determined in the sole judgment of the Committee or its designee, such Participant shall forfeit all rights to any such unvested Restricted Stock or Restricted Stock Units as of the date of the breach of the condition.

(f) Recoupment Policy. To the extent that a Participant is serving, or has served at any time during his or her employment, as a Senior Executive (as such term is defined in the Recoupment Policy), such Participant’s Restricted Stock or Restricted Stock Unit Awards that are subject to performance conditions shall be subject to the Recoupment Policy.

(g) Waiver of Forfeiture Period. Notwithstanding any other provisions of the Plan but subject to the requirement that a Participant completes two years of continuous employment with the Company or one or more of its Subsidiaries, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in a Restricted Stock Agreement or Restricted Stock Unit Agreement under certain circumstances (including the death, Disability or Retirement (as defined in the applicable Restricted Stock Agreement or Restricted Stock Unit Agreement) of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the restricted shares) as the Committee shall deem appropriate; provided, however, that discretion to waive the forfeiture period shall not apply to any 162(m) Awards. With respect to 162(m) Awards, the Committee shall have the right to provide in the applicable Restricted Stock Agreement or Restricted Stock Unit Agreement that the Restricted Stock or Restricted Stock Units shall be paid in the event of death, Disability or Retirement (as defined in the applicable Restricted Stock Agreement or Restricted Stock Unit Agreement) of the Participant if the Committee certifies that the applicable performance criteria have been satisfied, provided that in no event shall such 162(m) Award be paid prior to the date such 162(m) Award would have been paid had the Participant remained employed by the Company.

Section 9. Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Individuals such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, the Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan.

Section 10. Adjustment in Event of Change in Stock. Subject to Section 11, in the event of a stock split, stock dividend, cash dividend (other than a regular cash dividend), combination of shares, merger, or other relevant change in the Company’s capitalization, the Committee shall adjust in the manner determined by the Committee in its sole discretion to be appropriate (i) the number and kind of shares available for issuance under the Plan (including the number of shares that may be granted as Restricted Stock or Restricted Stock Units), (ii) the maximum number of shares for which Options may be granted to any Participant during any one fiscal year of the Company, (iii) the number, kind and Option Price of shares subject to outstanding Options and/or (iv) the number and kind of shares subject to outstanding Restricted Stock and Restricted Stock Unit Awards; provided, however, that, except in the case of incentive stock options, the number, kind and Option Price of shares subject to outstanding Options shall be adjusted in the manner described in Section 1.409A-1(b)(5)(v)(D) of the Treasury Regulations; provided, further, that the case of incentive stock options, to the extent permitted by Sections 422 and 424 of the Code, in the event that the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, through reorganization, merger, consolidation, liquidation, recapitalization, reclassification, stock split-up, combination of shares or dividend, appropriate adjustment in the number and kind of shares as to which Options may be granted and as to which Options or portions thereof then unexercised shall be exercisable, and in the Option Price thereof, shall be made to the end that the proportionate number of shares or other securities as to which Options may be granted and the Participant’s proportionate interests under outstanding Options shall be maintained as before the occurrence of such event; provided, further, that any such adjustment in shares subject to outstanding Options (including any adjustments in the Option Price) shall be made in such manner as not to constitute a modification as defined by subsection (h)(3) of Section 424 of the Code; and provided, further, that, in the event of an adjustment in the number or kind of shares under a Restricted Stock or Restricted Stock Unit Award pursuant to this Section 10, any new shares or units issued to the Participant in respect thereof shall be subject to the same terms, conditions and restrictions as the underlying Restricted Stock or Restricted Stock Unit Award for which the adjustment was made; provided, that any adjustments made to a Restricted Stock or Restricted Stock Unit Award that is intended to be a 162(m) Award shall be made in such a manner that the requirements of the exception to Code Section 162(m) continue to be satisfied.

Section 11. Effect of a Change in Control. Except to the extent reflected in a particular Award Agreement, in the event of a Change in Control:

(a) Notwithstanding any vesting schedule, or any other limitation on exercise or vesting, all outstanding Options shall immediately become 100% vested and exercisable, the restrictions shall expire immediately with respect to 100% of all outstanding Restricted Stock and Restricted Stock Unit Awards, and all other Awards shall become immediately vested and the restrictions thereon shall lapse; and

(b) The Committee may, in its discretion and upon at least ten days advance notice to the affected persons, cancel any outstanding Awards that do not constitute a deferral of compensation within the meaning of Section 409A of the Code, and pay to the holders thereof, in cash, the value of such Awards based upon the highest price per share of Company Common Stock received or to be received by other stockholders of the Company in connection with the Change in Control; and

(c) Issuance of shares with respect to any outstanding Restricted Stock Unit Awards that constitute a deferral of compensation within the meaning of Section 409A of the Code shall not be accelerated.

Section 12. Amendment and Discontinuance.

(a) The Board may from time to time amend or revise the terms of the Plan, or may discontinue the Plan at any time as permitted by law, provided, however, that such amendment shall not (except as provided in Section 10), without further approval of the stockholders, (i) increase the aggregate number of shares with respect to which Awards may be made under the Plan; (ii) change the manner of determining the Option Price (other than determining the Fair Market Value of the Common Stock to conform with applicable provisions of the Code or regulations and interpretations thereunder); (iii) extend the term of the Plan or the maximum period during which any Option may be exercised or (iv) make any other change which, in the absence of stockholder approval, would be prohibited by the listing requirements of the national stock exchange on which the Common Stock is listed and traded, or would cause Awards granted under the Plan which are then outstanding, or which may be granted in the future, and which are intended to be Section 162(m) Awards, to fail to meet the exemptions provided by Section 162(m) of the Code. No amendments, revision or discontinuance of the Plan shall, without the consent of a Participant, in any manner adversely affect his or her rights under any Awards theretofore granted under the Plan. The discontinuance of the Plan shall not result in the acceleration of issuance of shares of Common Stock underlying a Restricted Stock Unit Award unless the Board or the Committee determines, in its discretion, to accelerate issuance and such acceleration may be effected in a manner that will result in Section 409A Compliance.

(b) Notwithstanding anything in Section 12(a) to the contrary, the Committee shall have the right to unilaterally amend, modify or discontinue the Plan, or any provision of the Plan, any Award Agreement or any provision of an Award Agreement and, in each case, without the consent of any Participant, provided such amendment, modification or discontinuance is necessary or desirable to comply with applicable law. With respect to any Award that constitutes a deferral of compensation within the meaning of Section 409A of the Code, any such amendment, modification or discontinuance must be necessary to ensure Section 409A Compliance and be effected in a manner that will result in Section 409A Compliance. All determinations and actions made by the Board or the Committee pursuant to this Section 12(b) shall be final, conclusive and binding on all persons.

Section 13. Effective Date and Duration. The Plan was originally adopted by the Board on March 3, 2005, subject to approval by the stockholders of the Company at a meeting held in April 2005. The Plan was approved at the April 2005 annual meeting. The Plan was amended and restated on January 25, 2007, and approved by the stockholders of the Company at a meeting held on April 26, 2007. The Plan was further amended on December 5, 2007 for purposes of Section 409A. The Plan was amended and restated a second time on February 28, 2008, subject to approval by the stockholders at the Annual Meeting of Stockholders to be held on April 24, 2008. No Awards may be granted under the Plan before March 3, 2005 nor after March 3, 2015.

Section 14. Tax Withholding. Notwithstanding any other provision of the Plan, but only to the extent permitted under applicable law, the Company or its Subsidiaries, as appropriate, shall have the right to deduct from all Awards under the Plan or any payment due or transfer made under any Award the amount in cash and/or stock, valued at Fair Market Value on the date prior to payment, necessary to satisfy all U.S. federal, state, foreign or local taxes as required by law to be withheld with respect to such Awards and to take such other action as may be necessary in the opinion of the Company or a Subsidiary to satisfy withholding obligations outside the U.S. for the payment of such taxes, including requiring shares of Common Stock issued under an Award to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations. In the case of Awards paid in Common Stock, the Participant or permitted transferee may be required to pay to the Company or a Subsidiary thereof, as appropriate, the amount of any such taxes which the Company or Subsidiary is required to withhold, if any, with respect to such stock. Subject in particular cases to the disapproval of the Committee, the Company may accept shares of Common Stock of equivalent Fair Market Value in payment of such withholding tax obligations if the Participant elects to make payment in such manner.

Section 15. Awards to Non-U.S. Employees. Without limiting the generality of Section 4 herein, the Committee shall have the power and authority to determine which Subsidiaries shall be covered by this Plan and which employees outside the U.S. shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify Participant’s rights on death, Disability or Retirement or on termination of employment; available methods of exercise of an Award; payment of income, social insurance contributions and payroll taxes; the shifting of employer tax liability to the Participant, the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements; and restrictions, conditions or limitations on the shares of Common Stock issued upon exercise of an Option or subject to or issued under a Restricted Stock or Restricted Stock Unit Award or other stock-based Award. The Committee may also adopt rules, procedures or sub-plans applicable to particular Subsidiaries or locations.

Section 16. Compliance with Laws. The obligation of the Company to make payment of Awards in Common Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Common Stock pursuant to an Award unless such shares have been properly registered or qualified for sale pursuant to the Securities Act of 1933, as amended (the “Securities Act”) with the U.S. Securities and Exchange Commission, or such other applicable law, or unless the Company has received the advice of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration or qualification pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register or qualify for sale under the Securities Act, or any other applicable law, any of the shares of Common Stock to be offered or sold under the Plan. If the shares of Common Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration or qualification under the Securities Act, or such other applicable law, the Company may restrict the transfer of such shares and may legend the Common Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

Section 17. Construction and Conditions. The Plan and Awards granted thereunder shall be governed by and construed in accordance with the laws of the State of Delaware and in accordance with such federal law as may be applicable. Neither the existence of the Plan nor the grant of any Awards pursuant to the Plan shall create in any Participant the right to continue to be employed by the Company or its Subsidiaries. Employment shall be “at will” and shall be terminable “at will” by the Company or the Participant with or without cause. Any oral statements or promises to the contrary are not binding upon the Company or the Participant.

References herein to sections are references to sections of the Plan, unless otherwise provided.